UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2009, the Compensation Committee of the Board of Directors of NVIDIA Corporation approved the Fiscal Year 2010 Variable Compensation Plan, or the 2010 Plan, which is designed to provide variable cash compensation to certain officers, directors, managers and qualifying senior contributors, or the Participants, as determined by our Compensation Committee, if certain pre-set individual targets are achieved during fiscal 2010. We operate on a 52 or 53-week year, ending on the last Sunday in January. We designate our fiscal year by the year in which that fiscal year ends; e.g., fiscal 2010 refers to our fiscal year ending January 31, 2010.

Historically variable cash compensation has been paid to the Participants if NVIDIA achieved its corporate targets as set by our Compensation Committee and if individuals achieved their individual targets which are set by our Compensation Committee for the chief executive officer and by the chief executive officer in the case of the senior officers. The achievement of individual targets by our chief executive officer and senior officers is determined by our Compensation Committee.

The Compensation Committee determined not to establish any corporate targets for compensatory purposes for fiscal 2010 because payout for corporate performance in fiscal year 2010 would not be appropriate in light of the current economic environment and our cost reduction efforts. In addition, in light of the current economic environment and our cost reduction efforts, prior to the consideration of the fiscal 2010 performance targets, our chief executive officer proposed on behalf of the executive officers and the Compensation Committee determined that, except for David White, our new chief financial officer, the executive officers, including our chief executive officer, would not be eligible for any individual performance payouts for fiscal 2010.

Our Board of Directors and Compensation Committee reserve the right to:

(i)	provide variable compensation to officers or employees other than under the 2010 Plan; or

(ii)	modify compensation targets and criteria at any time or to grant variable cash compensation to the Participants.

The 2010 Plan is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is subject to, and qualified in their entirety by, the 2010 Plan.

Item 8.01	Other Events.

As previously disclosed in a Current Report on Form 8-K, filed with the Securities and Exchange Commission, or SEC, on September 22, 2008, NVIDIA Corporation entered into Memoranda of Understanding on September 19, 2008 regarding the settlement of the stockholder derivative lawsuits relating to our historical stock option practices. As previously disclosed in a Current Report on Form 8-K, filed with the SEC on November 10, 2008, the definitive settlement agreements were concurrently filed in the Chancery Court of Delaware and the United States District Court Northern District of California on November 10, 2008 and were subject to approval by both such courts. As previously disclosed in our Annual Report on Form 10-K for the year ended January 25, 2009, filed with the SEC on March 13, 2009, a Notice of Pendency and Settlement of Shareholder Derivative Actions was mailed to shareholders of record and posted on www.nvidia.com on January 24, 2009 and, on March 11, 2009, a final settlement hearing was held in the Delaware Chancery Court and, on the same date, the court entered a Final Order and Judgment, which approved the requested attorneys’ fees and dismissed the Delaware action with prejudice.

On March 17, 2009, a final approval hearing was held in the Northern District of California. The court entered an Order and Final Judgment, which approved the requested attorneys’ fees and dismissed the federal action with prejudice. On April 2, 2009, pursuant to the settlement approved by the Northern District of California, the parties filed a stipulation to have the California Superior Court, Santa Clara County dismiss with prejudice the related California state action. On April 6, 2009, the California Superior Court granted the stipulation and dismissed the California state action with prejudice.

The settlement agreements do not contain any admission of wrongdoing or fault on the part of NVIDIA, our board of directors or executive officers. The terms of the settlement agreements include, among other things, the agreement by the board of directors to continue and to implement certain corporate governance changes, including adopting a supplement to our Corporate Governance Policies, a copy of which may be found in the Investor Relations section of our website at www.nvidia.com. The Chancery Court of Delaware awarded plaintiffs in the Delaware action attorney fees and costs of $2.755 million and the United States District Court Northern District of California awarded plaintiffs in the federal action attorney fees and costs of $2.465 million and plaintiffs in the California state action attorney fees and costs of $2.03 million. The other terms of the settlement agreements are as set forth in our Current Report on Form 8-K filed with the SEC on November 10, 2008.

Item 9.01	Exhibits.

(d)

Exhibit	Description

10.1	Fiscal Year 2010 Variable Compensation Plan, approved April 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

Date: April 8, 2009	By:	/s/ David M. Shannon
David M. Shannon
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Fiscal Year 2009 Variable Compensation Plan, approved April 4, 2009.